Exhibit 10.40
HEALTH FITNESS CORPORATION
Director Compensation Arrangements
     Effective January 17, 2007, the compensation plan for directors of Health Fitness Corporation who are not employees was determined to be as follows:
     1. Each director receives an annual cash retainer of $12,000, payable quarterly at a rate of $3,000 in advance of each quarter.
     2. The Chairman of the Board receives an additional annual cash retainer of $6,000, payable quarterly at a rate of $1,500 in advance of each quarter. In addition, the Chairman of the Board shall receive an additional annual fee of $30,000 for additional services provided in connection with the launch of the Company’s strategic plan and related projects, and the development of the Company’s Office of the Chair structure. This fee will be paid quarterly and is subject to suspension or termination by the Board.
     3. The Chair of the Audit Committee receives an additional annual cash retainer of $5,000, payable quarterly at a rate of $1,250 in advance of each quarter.
     4. The Chairs of each of the Compensation/Human Capital Committee and Nominating/Governance Committee receives an additional annual cash retainer of $2,500, payable quarterly at a rate of $625 in advance of each quarter.
     5. The Chair of the Finance Committee receives a $250 committee meeting fee (in addition to fees paid to all committee members for their attendance at such committee meetings).
     6. Each director receives a cash payment of $1,000 for attending each regular and special Board meeting. Telephonic Board meetings, or a director’s telephonic attendance at a Board meeting, are compensated at 75% of the full payment.
     7. Committee members receive a cash payment of $500 for attending each regular and special committee meeting. Telephonic committee meetings, or the director’s telephonic attendance at a committee meeting, will be compensated at 75% of the full payment.
     8. Upon the initial election to the Board, a director receives a grant of 20,000 shares of Common Stock.
     9. Upon the initial election to the Board and annually thereafter, a director will receive a six-year fully vested option to purchase 15,000 shares of Common Stock. The option will have an exercise price equal to the fair market value of the Common Stock on the date of grant.